Exhibit 10.58

Detroit New York Chicago Dallas

August 14, 2003

Mr. Raymond Milchovich
Chief Executive Officer
Foster Wheeler Ltd.
Perryville Corporate Park
Clinton, NJ 08809-4000

Re:   Interim Management and Restructuring Services — Second Amendment

Dear Mr. Milchovich:

This letter represents the Second Amendment to the agreement dated November 22, 2002 (the “Agreement”) between AP Services, LLC, (“APS”) and Foster Wheeler Ltd., a Bermuda corporation (the “Company”), to provide interim management services and to assist the Company in its restructuring. Except as modified herein, all other terms and conditions of the Agreement shall remain intact.

We acknowledge that the Company paid a retainer of $350,000 in accordance with the terms of the Agreement dated November 22, 2002, as amended on April 7, 2003. As we have discussed, APS hereby requests that the retainer be increased by $350,000 to $700,000 and will be subject to the provisions as reflected in the Agreement. This amount reflects the current 3-4 week run-rate for APS fees and expenses. If the run-rate of fees and expenses is reduced, APS agrees to adjust the retainer.

If this Second Amendment meets with your approval, please sign and return the enclosed copy. We look forward to our continuing relationship with you.

Sincerely yours,

AP SERVICES, LLC

/s/ Kenneth A. Hiltz
Kenneth A. Hiltz
Principal

Acknowledged and Agreed to:
FOSTER WHEELER LTD.
By: /s/ Raymond J. Milchovich
Its: Chairman, President & CEO
Dated: 8/27/03